As filed with the Securities and Exchange Commission on December      , 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

DPL INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	31-1163136
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1065 Woodman Drive
Dayton, Ohio 45432
(937) 224-6000
 (Address, Including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

 DPL Inc. 2006 Equity and Performance Incentive Plan
(Full Title of Plans)

Miggie E. Cramblit, Esq.
Vice President, General Counsel
and Corporate Secretary
DPL Inc.
1065 Woodman Drive
Dayton, Ohio 45432
(937) 224-6000

(Name and Address, Including Zip Code,
and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Dennis J. Block, Esq.
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
(212) 504-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	4,500,000	$27.96	(2)	$125,820,000	(2)	$13,462.74

(1)             Plus such indeterminate number of shares of common stock as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the common stock ($27.96) on the New York Stock Exchange on December 11, 2006 for 4,500,000 shares.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers (i) future issuances of up to 4,481,000 shares of common stock of DPL Inc. in the event of grants of awards under the DPL Inc. 2006 Equity and Performance Incentive Plan (the “EPIP”) and (ii) 19,000 shares of restricted common stock of DPL Inc. previously granted under the EPIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with or furnished to the SEC by DPL Inc. (the “Company” or the “Registrant”) are incorporated herein by reference:

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 1, 2006;

•                  the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed with the SEC on May 4, 2006;

•                  the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 filed with the SEC on August 2, 2006;

•                  the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 filed with the SEC on November 1, 2006

•                  The Company’s Current Reports on Form 8-K filed with the SEC on January 4, 2006, January 25, 2006, February 2, 2006, February 9, 2006, February 21, 2006, March 1, 2006, March 2, 2006, March 10, 2006, April 3, 2006, April 12, 2006, May 1, 2006, May 8, 2006, May 24, 2006, June 12, 2006, June 21, 2006, June 27, 2006, July 3, 2006, July 25, 2006, July 28, 2006 (with respect to the dividend announcement only), August 4, 2006, August 21, 2006, September 7, 2006, September 8, 2006, September 25, 2006, October 16, 2006, October 30, 2006, November 3, 2006; November 6, 2006; and December 4, 2006.

•                  The description of the Company’s common stock, par value $0.01 per share, contained in its Registration Statement on Form S-4/A filed with the SEC on June 23, 2006, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Copies of these documents are not required to be filed with this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

II.1

Item 6.  Indemnification of Directors and Officers.

Article VII of the Code of Regulations of the Company provides for indemnification rights to directors, officers, employees or agents of the Company, or individuals who serve at the request of the Company as a director, trustee, officer, employee or agent for other entities. Article VII provides that indemnification shall be available to the full extent permitted by law including, without limitation, Section 1701.13(E) of the Ohio Revised Code.  The Code of Regulations further provides that the indemnification rights set forth in Article VII are not exclusive of any rights to which those seeking indemnification may be entitled under the Company’s Amended Articles of Incorporation or the Code of Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise.  The Company’s Amended Articles of Incorporation and Code of Regulations are exhibits to this registration statement.

Section 1701.13(E) of the Ohio Revised Code provides as follows:

(E)     (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

II.2

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section.  Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)  (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

II.3

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.  Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

The Company maintains insurance policies covering its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Item 7.  Exemption From Registration Claimed.

With respect to the restricted securities reoffered or resold pursuant to this Registration Statement, the Company claimed an exemption from registration under the Securities Act pursuant to Section 4(2) thereof.  Such restricted securities were issued pursuant to the EPIP.

II.4

Item 8.  Exhibits.

Exhibit No.		Description

4.1	-	DPL Inc. 2006 Equity and Performance Incentive Plan (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed on March 2, 2006, file #1-9052)

5.1	-	Opinion of Miggie E. Cramblit, Esq., Vice President, General Counsel and Corporate Secretary

23.1	-	Consent of KPMG LLP

24.1	-	Powers of Attorney (included in signature page to Registration Statement)

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)                              to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)                              to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(3)                              to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II.5

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II.6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dayton, Ohio, on this 13th day of December, 2006.

DPL INC.

By:		/s/ Paul M. Barbas
	Name:	Paul M. Barbas
	Title:	President and Chief Executive Officer

Each non-employee director of the Registrant whose signature appears below constitutes and appoints Miggie E. Cramblit as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-8 under the Securities Act, including to sign the Registration Statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully, to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Paul M. Barbas	President, Chief Executive Officer	December 13, 2006
Paul M. Barbas	(Principal Executive Officer) and
Director

/s/ John J. Gillen	Senior Vice President and Chief	December 13, 2006
John J. Gillen	Financial Officer (Principal Financial
Officer)

/s/ Robert D. Biggs	Director	December 13, 2006
Robert D. Biggs

/s/ Paul R. Bishop	Director	December 13, 2006
Paul R. Bishop

/s/ Barbara S. Graham	Director	December 13, 2006
Barbara S. Graham

/s/ Ernie Green	Director	December 13, 2006
Ernie Green

Name	Title	Date

/s/ Glenn E. Harder	Chairman of the Board	December 13, 2006
Glenn E. Harder

	Director	December 13, 2006
W August Hillenbrand

/s/ Lester L. Lyles	Director	December 13, 2006
Lester L. Lyles

/s/ Ned J. Sifferlen	Director	December 13, 2006
Ned J. Sifferlen

/s/ Frederick J. Boyle	Controller and Chief Accounting	December 13, 2006
Frederick J. Boyle	Officer (Principal Accounting
Officer)

EXHIBIT INDEX

Exhibit No.		Description

4.1	-	DPL Inc. 2006 Equity and Performance Incentive Plan (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed on March 2, 2006, file #1-9052)

5.1	-	Opinion of Miggie E. Cramblit, Esq., Vice President, General Counsel and Corporate Secretary

23.1	-	Consent of KPMG LLP

24.1	-	Powers of Attorney (included in signature page to Registration Statement)